Exhibit 10.6

STOCK APPRECIATION RIGHT (SAR) AWARD (STOCK-SETTLED)

Name of Participant:

Name of Plan:  Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan

Total Number of SARs:
Grant Price Per Share: $
Date of SAR Award:	________________, 20___
Vesting Schedule:	_____ SARs on _____________, 20__
_____ SARs on _____________, 20__
_____ SARs on _____________, 20__
Expiration Date:	____________, 20__

Ashland Global Holdings Inc. (“Ashland”) hereby grants to the above-named Participant (the “Participant”) this Stock Appreciation Right (“SAR”) award (the “Award”) pursuant to the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”) and this SAR Agreement (this “Agreement”), in order to provide the Participant with an additional incentive to continue his or her services to Ashland and its Affiliates and to continue to work for the best interests of Ashland and its Affiliates. This Award represents the contingent right (as set forth herein) of the Participant to receive a number of Shares with an aggregate Fair Market Value equal to the product of (1) the excess of the Fair Market Value per Share at the time a SAR is exercised over the grant price per Share of the SAR (as set forth above), multiplied by (2) the number of SARs exercised. Fractional Shares relating to such exercise entitle the Participant to a cash payment in lieu of such fractional Share (as set forth below). To the extent vested, this Award may be exercised, as provided in the Plan, until the Expiration Date or such earlier date that the Award expires pursuant to the Plan or in accordance with this Agreement.

Ashland confirms this Award to the Participant, as a matter of separate agreement and not in lieu of salary or any other compensation for services, of the number of SARs set forth above, subject to and upon all the terms, provisions and conditions contained herein and in the Plan. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Plan.

Following acceptance of this Award by the Participant, as provided for hereunder, the applicable number of SARs set forth above will become vested and exercisable on the applicable vesting date

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set forth above (the applicable “Vesting Date”); provided that, except as otherwise provided below or as otherwise determined by the Committee, in the event the Participant ceases to be a director, officer, employee or consultant of Ashland or its Affiliates (i) all SARs which have not vested prior to such cessation shall be forfeited, (ii) in the event such cessation is a result of the Participant’s Disability or death, all SARs which have vested prior to such cessation shall expire, without payment, upon the Expiration Date (as set forth above) to the extent not exercised prior to such expiration, and (iii) in the event the Participant ceases to be a director, officer, employee or consultant of Ashland or one of its Affiliates for any reason other than as a result of the Participant’s Disability or death, all SARs which have vested prior to such cessation shall expire, without payment, upon the earlier of (x) the Expiration Date (as set forth above) and (y) the three-month anniversary of such cessation, to the extent not exercised prior to such expiration; provided that in no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted.

Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Award or any portion thereof at any time and for any reason.

If the Participant’s employment by the Company is terminated due to the Participant’s death, Disability or Retirement, prior to a vesting date, the remaining unvested SARs will be pro-rated through the last day worked and the vesting would be accelerated.  Such pro-ration shall be calculated by a method determined by the Committee in its sole discretion.  For purposes of this Award Agreement, “Retirement” shall mean a termination of service for any reason, other than a termination of service for cause, Disability, or death, after attaining age 55 and having at least ten (10) years of credited service with the Company or any Affiliate.

The Award shall be treated in accordance with Section 8 of the Plan in the event of a Change of Control prior to a Vesting Date and while the Award remains outstanding. Notwithstanding the foregoing, if provision is made in connection with a Change of Control for the assumption of the Award or the substitution for the Award of new awards, in each case within the meaning of Section 8 of the Plan, then the Award shall continue to vest subject to the Participant’s continued service as a director, officer, employee or consultant of Ashland or its Affiliates through the applicable Vesting Date; provided that any outstanding unvested SARs will immediately vest and become exercisable upon the cessation of such service by Ashland or its applicable Affiliate without “Cause” (as defined below) or by the Participant for “Good Reason” (as defined below) (and not as a result of the Participant’s Disability or death) during the one-year period commencing on the date of the Change of Control, in which case such vested SARs shall expire, without payment, upon the earlier of (x) the Expiration Date (as set forth above) and (y) the three-month anniversary of such cessation, to the extent not exercised prior to such expiration. For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure of the Participant to substantially perform his or her duties with Ashland or its applicable Affiliate (other than such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the willful engaging by the Participant in gross misconduct materially injurious to Ashland or its applicable Affiliate, or (iii) the Participant’s conviction of or the entering of a plea of nolo contendere (or similar plea under the law of a jurisdiction outside the United States) to the commission of a felony (or a similar crime or offense under the law of a jurisdiction outside the United States). For

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purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following  without the Participant’s consent, (x) a 15% or greater reduction in the Participant’s base salary as in effect as of immediately prior to such Change of Control or (y) the relocation of the Participant’s principal work location to a location outside a 50 mile radius from the Participant’s principal work location as of the date of such Change of Control, except for required business travel to the extent substantially consistent with the Participant’s business travel obligations as of immediately prior to such Change of Control. Notwithstanding the foregoing, Good Reason shall not exist unless: (a) the Participant provides Ashland or its applicable Affiliate with written notice of the act(s) alleged to constitute Good Reason within thirty (30) days of the Participant’s knowledge of the occurrence of such act(s), (b) Ashland or its applicable Affiliate fails to cure such acts within thirty (30) days of receipt of such notice and (c) the Participant exercises the Participant’s right to terminate his or her employment for Good Reason within sixty (60) days thereafter.

The Shares (and cash payment related to any fractional Shares) which the Participant is entitled to receive upon exercise of any SARs pursuant to this Agreement will be delivered or paid, as applicable, within thirty (30) days after such exercise, subject to tax deductions and withholding as set forth in Section 9(d) of the Plan.

The SARs and the Participant’s rights under this Agreement may not be sold, assigned, alienated, attached, transferred, pledged or otherwise encumbered.

Nothing contained in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment of, or remain in the service of, Ashland or any of its Affiliates.

Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed by and among Ashland, its Affiliates and any third party Plan administrators as necessary for the purpose of managing and administering the Plan. The Participant understands that such processing of this information may need to be carried out by Ashland and its Affiliates and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. By accepting this Award, the Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.

The Participant consents and agrees to electronic delivery of any documents that Ashland may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Participant understands that, unless earlier revoked by the Participant by giving written notice to Ashland Global Holdings Inc. at 50 E. RiverCenter Blvd., Covington, KY 41011 Attention: Shea Blackburn, this consent shall be effective for the duration of the Award. The Participant also understands that the Participant shall have the right at any time to request that Ashland deliver written copies of any and all materials referred to above at no charge.

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This Award is granted under, and is subject to all the terms and conditions of, the Plan.  In consideration of this Award, the Participant agrees that during the Participant’s employment and the twenty-four (24) month period following the Participant’s termination of employment with Ashland or its Affiliates for any reason, without the written consent of Ashland, the Participant will not:

(i) engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Ashland or any of its Affiliates; or

(ii) perform any act or engage in any activity that is detrimental to the best interests of Ashland or any of its Affiliates, including, without limitation:

(a) solicit or encourage any existing or former employee, director, contractor, consultant, customer or supplier of Ashland or any of its Affiliates to terminate his, her or its relationship with Ashland or any of its Affiliates for any reason; or

(b) disclose proprietary or confidential information of Ashland or any of its Affiliates to third parties or use any such proprietary or confidential information for the benefit of anyone other than Ashland and its Affiliates;

provided, however, that this Agreement shall not prohibit the Participant in any way from (1) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (2) providing proprietary or  confidential information to the SEC, or providing the SEC with information that would otherwise violate clause (ii) above, to the extent permitted by Section 21F of the Securities Exchange Act of 1934; (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying Ashland; or (4) receiving a monetary award as set forth in Section 21F of the Securities Exchange Act of 1934. Furthermore, the Participant is advised that the Participant shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any proprietary or confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. The Participant understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Ashland, in advance or otherwise, that such disclosure(s) has been made. The restrictions in this paragraph are referred to herein as the “Participant Covenants”.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, but subject to any applicable laws to the contrary, the Participant agrees that in the event the Participant fails to comply or otherwise breaches any of the Participant Covenants either during the Participant’s employment or within twenty-four (24) months following the Participant’s termination of employment with Ashland or its Affiliates for any reason Ashland may: (x) cancel this Award; (y)

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eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Ashland or any of its Affiliates (either directly or under any employee benefit or compensation plan, agreement, or arrangement), except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A of the Internal Revenue Code and such elimination or reduction would trigger a tax or penalty under Section 409A of the Code, to or on behalf of the Participant in an amount up to the total amount paid (or the closing stock price of Shares on the payment date multiplied by the number of Shares awarded) or payable to the Participant under this Agreement; and/or (z) require the Participant to pay Ashland an amount up to the total amount paid (or the closing stock price of Shares on the payment date multiplied by the number of Shares awarded) to the Participant under this Agreement; in each case together with the amount of Ashland’s court costs, attorney fees, and other costs and expenses incurred in connection therewith; provided that the actions described in clauses (x), (y) and (z) shall not be taken with respect to the Award at any time following the third anniversary of the vesting of the Award (or the applicable portion thereof).

This Award of SARs is subject to the Participant’s on-line acceptance of the terms and conditions of this Agreement through the Fidelity website. The right to the SARs under the Plan shall expire if not accepted by __________________.

By accepting the terms and conditions of this Agreement, the Participant acknowledges receipt of a copy of the Plan, Prospectus, and Ashland’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and conditions set forth herein and in the Plan, and acknowledges that he or she had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

IN WITNESS WHEREOF, Ashland Global Holdings Inc. has caused this instrument to be executed and delivered effective as of the day and year first above written.

ASHLAND GLOBAL HOLDINGS INC.
By:
Name:
Title:

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